Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Announces New Stock Repurchase Program

Dunkirk, NY – February 27, 2009 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced today that its Board of Directors authorized a new program to repurchase up to 129,298 shares of the Company’s common stock. This amount represents 5% of the Company’s outstanding common stock that is not owned by Lake Shore, MHC, as of February 25, 2009. This repurchase program supersedes all of the prior Company stock repurchase programs. Any purchases under the program will be made via open market transactions, negotiated block transactions or otherwise, including pursuant to a repurchase plan administered in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, at the discretion of management. The amount and exact timing of any purchases will depend on market conditions and a variety of other factors, at the discretion of management, and there is no assurance that the Company will repurchase shares during any period.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070